EXHIBIT 99.1

CONTACTS: Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

    Nello Gonfiantini, Diego Pellicer Worldwide, Inc., 775-690-2188, nello@diego-pellicer.com

    Neil Demers, Diego Pellicer - Colorado, 720-937-9073, neil@diego-pellicer.com

URLS: www.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer – Colorado Announces Second

Record-Breaking Sales Year on the Heels of Two National Cannabis Business Awards
Diego Pellicer seeing green in advance of the holiday rush

DENVER (Dec. 10, 2018) – It is another record-breaking year for Diego Pellicer – Colorado. Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), the premium marijuana brand and management company for Diego Pellicer – Colorado, today announced an outstanding 150 percent increase in gross revenue for the location from Dec. 1, 2017, to Dec. 1, 2018.

This news comes on the heels of Diego Pellicer being honored as the “Best Retail Center” and “Most Valuable Brand of the Year” at the 2018 National Cannabis Business Awards, beating out other highly regarded brands including MedMen™, Lightshade, Olio, LiveWell, The Clinic, The Green Solutions, Euflora and Kind Love.

“It’s clear that the multi-billion cannabis market is growing and so is Diego Pellicer,” said Ron Throgmartin, CEO of Diego Pellicer Worldwide, Inc. “Our premium brand featuring the finest products, exceptional service in an approachable, world-class environment along with our management leadership and expertise has proven successful.”

Diego Pellicer is actively pursuing opportunities to expand into new markets and retail locations including California. Interested parties are encouraged to connect via the company’s website at www.Diego-Pellicer.com or call Nello Gonfiantini at 775-690-2188.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is the premium marijuana brand and management company. In addition to its branded locations in Colorado and Washington, the company actively seeks to develop and manage high-end, turnkey cannabis retail stores. When federally legal, DPWW is positioned to become a national, vertically integrated marijuana company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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